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                                                                     EXHIBIT 5.1

                                                                 THOMAS D. SALUS
                                                                  Senior Counsel

                                                                             PPL
                                                          Two North Ninth Street
                                                        Allentown, PA 18101-1179
                                              Tel. 610.774.5644 Fax 610.774.6726
                                                              tdsalus@pplweb.com

                                                June 17, 2003



PPL Energy Supply, LLC
PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

Ladies and Gentlemen:

      I am Senior Counsel of PPL Services Corporation, a wholly owned subsidiary of PPL Corporation, a Pennsylvania corporation (the "Guarantor"), and an affiliate of PPL Energy Supply, LLC, a Delaware limited liability company (the "Company"), and as such, am familiar with their affairs, including the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company and the Guarantor on or about the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the resale by certain selling security holders of up to $400,000,000 aggregate principal amount of the Company's 2-5/8% Convertible Senior Notes due 2023 (the "Notes") and 8,044,240 shares of the Guarantor's Common Stock, par value $0.01 per share (the "Shares"), initially issuable upon conversion thereof and the guarantee issued in connection with the Notes (the "Guarantee"). The Notes were issued under an indenture (the
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PPL Energy Supply, LLC                -2-                         June 17, 2003
PPL Corporation

"Indenture") dated as of May 21, 2003, among the Company, the Guarantor and JPMorgan Chase Bank (the "Trustee").

      The Notes were initially sold by the Company in reliance on Section 4(2) of the Act and may be resold or delivered from time to time as set forth in the Registration Statement, any amendment thereto and the prospectus contained therein (the "Prospectus") pursuant to Rule 415 under the Act.

      In rendering the opinions below, I have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

      I have examined the Registration Statement, the Indenture, the Notes and a form of the share certificate relating to the Shares, which have been filed with the Commission as exhibits to the Registration Statement. I have also examined or caused to be examined on my behalf, or there have been examined by predecessors of mine, the franchises under which the Guarantor operates, consisting of charter rights from the Commonwealth of Pennsylvania and local consents. Based upon such examination, upon my familiarity with the Company and the Guarantor, and upon an examination of such other documents and questions of law as I have deemed appropriate for purposes of this opinion, I am of the opinion that:

      (1) Each of the Company and the Guarantor is validly organized and existing as a limited liability company (in the case of the Company) or corporation (in the case of the Guarantor) in good standing under the laws of the jurisdiction of its organization and is duly qualified to carry on the business which it is now conducting.
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PPL Energy Supply, LLC                -3-                         June 17, 2003
PPL Corporation

      (2) The Notes have been duly authorized, executed and issued by the Company and, assuming that they have been duly authenticated by the Trustee, constitute valid and legally binding obligations of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with their terms.

      (3) The Shares initially issuable upon conversion of the Notes have been duly authorized and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be validly issued, fully paid and nonassesable.

      (4) The Guarantee has been duly authorized by the Guarantor and, assuming that the Indenture is the valid and legally binding obligation of the Trustee, is the valid and binding obligation of the Guarantor enforceable in accordance with its terms as contained in the Indenture.

      My opinions set forth in paragraphs 2 and 4 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

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PPL Energy Supply, LLC                -4-                         June 17, 2003
PPL Corporation

      I am a member of the Pennsylvania Bar and the Delaware Bar and do not hold myself out as an expert on the laws of any other jurisdiction. Insofar as the opinions herein relate to or are dependent upon matters governed by laws of the State of New York, I have relied upon the opinion of Simpson Thacher & Bartlett LLP dated the date hereof.

      I hereby consent to the use of this opinion as an exhibit to said Registration Statement and to the use of my name in the Registration Statement and in the Prospectus constituting a part thereof under the caption "Validity of the Securities." I also hereby give my consent to the use of my name in the opinion of Simpson Thacher & Bartlett LLP, filed as Exhibit 5.2 to said Registration Statement.

      In rendering its opinion, Simpson Thacher & Bartlett LLP may rely upon this opinion as to matters of Pennsylvania law addressed herein as if this opinion were addressed directly to them. Except as aforesaid, without my prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                                              Very truly yours,

                                              /s/ Thomas D. Salus

                                              Thomas D. Salus